Exhibit 99.1

FOR IMMEDIATE RELEASE:

October 20, 2009

For more information contact:

John A. Featherman, III, Chairman and CEO of

First Chester County Corporation at

484-881-4100, or john.featherman@1nbank.com

First Chester County Corporation Announces

Management Changes; Regulatory Matters;

NASDAQ Listing

West Chester, PA — October 20, 2009 — First Chester County Corporation (OTC:FCEC), parent company of First National Bank of Chester County (the “Bank”), reported today on its recent management changes, updates on current regulatory matters and the Company’s listing on the Nasdaq Capital Market.

Management Changes

As a result of the restructuring efforts being made by First Chester County Corporation (the “Company”) and the Bank, Kevin C. Quinn resigned as Director and President of the Company and the Bank, effective October 16, 2009. The Board of Directors wishes to acknowledge Mr. Quinn’s contribution to the Company and the Bank over the past 26 years and most recently over the past 6 years as President.  John A. Featherman, III, the Company’s Chairman and Chief Executive Officer, has been appointed to serve as President of the Company and the Bank, effective October 16, 2009.

Further, the Company is pleased to announce the appointment of James M. Deitch as Chief Operating Officer for the Company and the Bank.  Mr. Deitch has over twenty years of banking management experience, serving at the executive level for both community and regional commercial banks. Mr. Deitch has been the Managing Director of the American Home Bank (“AHB”) division of the Bank and director of the Company and the Bank since January 2009. Mr. Deitch was co-founder, Chairman and Chief Executive Officer of Keystone National Bank and its predecessor, Keystone Financial Mortgage Corporation, and as such was responsible for the mortgage banking activities of Keystone Financial, Inc. and its subsidiary banks.  Mr. Deitch will continue to serve as Managing Director of the AHB division.

John A. Featherman, III, Chairman, President and CEO of the Company commented, “It has been a great pleasure for me to work with Kevin C. Quinn over the past 6 years and on behalf of the Company and the Bank, I thank him for his significant contributions and the vital role he has played in our growth and success.  At the same time, I am looking forward to working with James M. Deitch as he brings his experience, talent and energy to his new position as Chief Operating Officer of both the Company and the Bank as we continue to grow and move forward.”

Regulatory Matters — Memorandum of Understanding

The Board of Directors of the Bank entered into a Memorandum of Understanding (the “MOU”) with the Office of the Comptroller of the Currency (“OCC”).  The MOU addresses, among other things, matters in connection with the Bank’s protection of certain criticized assets, identification of problem loans, capital planning, information technology systems and Bank Secrecy Act compliance.

John A. Featherman, III, Chairman, President and CEO of the Company commented, “The Company and the Bank are committed to addressing and resolving the issues presented in the MOU, and the Board of Directors and management of each have initiated corrective actions to ensure compliance with the provisions of the MOU.”

NASDAQ Capital Market Listing

On October 13, 2009, the Company received approval for listing on the NASDAQ Capital Market. The Company’s common stock will begin trading on the NASDAQ Capital Market on October 23, 2009 under the symbol “FCEC”. Until that time, the Company’s shares will continue to trade on the OTC Bulletin Board under the symbol “FCEC”.

John A. Featherman, III, Chairman, President and CEO of the Company commented, “The Company is pleased to have met the financial requirements and to have satisfied the vigorous corporate governance standards for listing on the NASDAQ, one of the world’s largest stock markets.  This is another milestone achieved in growing the Company and enhancing value for shareholders.  We believe our NASDAQ listing will improve liquidity, provide additional visibility with the investment community, and strengthen our relationships with the capital markets, all which engender deeper investor support.”

About First Chester County Corporation

First Chester County Corporation and its wholly owned subsidiary, First National Bank of Chester County, is a financial institution with 24 branch offices located in Chester, Montgomery, Delaware, Lancaster and Cumberland counties.  Founded in 1863, First National Bank of Chester County is the eighth oldest national bank in the country.  First

National provides quality financial services to individuals, businesses, government entities, non profit organizations, and community service groups.  Wealth Management and Trust Services are provided through First National Wealth Management, a division of First National Bank of Chester County.  For more information, visit www.1nbank.com. Mortgage services are provided through American Home Bank, a division of First National Bank of Chester County.  American Home Bank (AHB) has multiple national delivery channels in the retail and wholesale mortgage arena as well as joint venture mortgage partnerships with builders and systems-built manufacturers.  For more information visit www.bankahb.com.

Safe Harbor

This release may contain “forward-looking statements” which may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, as filed with the Securities and Exchange Commission (SEC), and additional filings we make with the SEC. In addition, the forward-looking statements included in this release represent our views as of the date of this release. We assume no obligation to update publicly or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

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